Exhibit 99.1

SiriusXM Reports 2011 Results

•	Subscribers Grow to Record 21.9 Million
•	Record Revenue of $3.01 Billion, Up 7% Over 2010
•	Adjusted EBITDA Reaches Record $731 Million, Up 17% Over 2010
•	Record Free Cash Flow of $416 Million, Up 98% Over 2010
•	2012 Adjusted EBITDA Guidance Raised to $875 Million
•	Company Projects 1.3 Million Net Subscriber Additions in 2012

NEW YORK – February 9, 2012 – Sirius XM Radio (NASDAQ: SIRI) today announced full year 2011 financial and operating results, including revenue of $3.01 billion, up 7% over 2010 revenue of $2.82 billion, and adjusted EBITDA of $731 million, up 17% from $626 million in 2010.

“We are proud to announce that SiriusXM delivered another record-setting year in 2011, meeting or exceeding all of our guidance. Our strong content and subscriber focus helped set a post-merger record of 1.7 million net subscriber additions, and we achieved record levels of revenue, adjusted EBITDA and free cash flow. We expanded our adjusted EBITDA margins to 24% by tightly controlling costs and growing our revenue. Our improved profitability, coupled with lower capital expenditures, contributed to a substantial increase in our free cash flow,” noted Mel Karmazin, Chief Executive Officer, SiriusXM.

“In 2012, we expect to accelerate our revenue and adjusted EBITDA growth, and we project our free cash flow will jump by approximately 70% to $700 million. Our subscriber base will once again end this year at another all-time record high,” said Karmazin. “We continue to invest in improving the subscriber experience, all with the goal of keeping our subscribers engaged and entertained. All of us here at SiriusXM look forward to another fantastic year of subscriber growth and improved financial performance.”

Additional highlights from 2011 include:

•

Subscriber growth continues. Gross additions climbed 12% to an all-time high of 8.7 million, net subscriber additions improved by 20% to 1.7 million from 1.4 million in 2010, and the subscriber base rose to an all-time high of 21.9 million subscribers at year-end. Self-pay net additions were 1.2 million in 2011, up 24% from 1.0 million in 2010.

•	Stable churn. Self-pay churn was 1.9% in 2011, in-line with 2010’s results. New vehicle consumer conversion rate was 45% in 2011 compared to 46% in 2010.
•	Strong cost controls. Total cash operating expenses rose 3.7%, while fixed expenses declined by 1.9%.
•	SAC per gross addition declined. Subscriber acquisition costs (SAC) per gross addition improved by 7% to $55 in 2011 from $59 in 2010.
•	Free cash flow grew. Free cash flow climbed to $416 million, up 98% from the $210 million generated in 2010 due to higher operating cash flow and lower capital expenditures.

GAAP net income for 2011 and 2010 was $427 million and $43 million, respectively, or $0.07 and $0.01 per diluted share, respectively.

“We ended the year with $774 million of cash, even after reducing our long-term debt by over $200 million in 2011. Our leverage at year-end improved to 4.1x our adjusted EBITDA on a gross basis and 3.1x on a net basis,” said David Frear, SiriusXM’s Executive Vice President and Chief Financial Officer. “With no debt maturities due this year and our growing free cash flow, we expect to end 2012 with nearly $1.5 billion of cash.”

FOURTH QUARTER 2011 HIGHLIGHTS

Fourth quarter 2011 revenue of $784 million was up 7% from the $736 million in the fourth quarter of 2010, while adjusted EBITDA was $167 million in the fourth quarter of 2011, up 16% from the $144 million in the fourth quarter of 2010.

Highlights from the fourth quarter include:

•

Net subscriber additions climb. Net subscriber additions were 542,966, up 65% compared to the fourth quarter of 2010. Net self-pay subscriber additions were 374,432, an increase of 7% versus the fourth quarter of 2010.

•

SAC per gross addition improves. Subscriber acquisition cost (SAC) per gross subscriber addition was $55 in the fourth quarter of 2011, a 5% improvement from the $58 reported in the fourth quarter of 2010.

•

Churn remained stable. Average self-pay monthly customer churn was 1.9% in the fourth quarter of 2011, in-line with the 1.9% reported in the fourth quarter of 2010. New vehicle consumer conversion rate was 44% in the fourth quarter of 2011 compared to 45% in the fourth quarter of 2010.

•	Free cash flow rises. Free cash flow in the fourth quarter of 2011 was $192 million, an increase of 15% compared to $167 million in the fourth quarter of 2010.

GAAP net income (loss) for the fourth quarter of 2011 and 2010 was $71 million and ($81) million, respectively, or $0.01 and ($0.02) per diluted share, respectively.

The discussion of adjusted EBITDA excludes the effects of stock-based compensation and certain purchase price accounting adjustments. A reconciliation of non-GAAP items to their nearest GAAP equivalent is contained in the financial supplements included with this release.

2012 GUIDANCE

The Company expects its subscriber base to grow by approximately 1.3 million net subscribers and end the year at approximately 23.2 million. The company now expects adjusted EBITDA in 2012 of approximately $875 million, an increase from prior guidance of $860 million. The Company reiterates its existing 2012 revenue and free cash flow guidance:

•	Revenue of approximately $3.3 billion, and
•	Free cash flow of approximately $700 million.

“With auto sales expected to rise in 2012, and what appears to be only a modest increase in churn associated with our January price increase, we expect to grow our net new subscribers by roughly 1.3 million in 2012, continuing our strong multi-year track record of subscriber growth,” said Karmazin.

2011 RESULTS

          Subscriber Data.

          The following table contains actual subscriber data for the three and twelve months ended December 31, 2011 and 2010, respectively:

	Unaudited

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

	2011	2010	2011	2010

Beginning subscribers	21,349,858	19,862,175	20,190,964	18,772,758
Gross subscriber additions	2,326,174	2,075,418	8,696,020	7,768,827
Deactivated subscribers	(1,783,208)	(1,746,629)	(6,994,160)	(6,350,621)

Net additions	542,966	328,789	1,701,860	1,418,206

Ending subscribers	21,892,824	20,190,964	21,892,824	20,190,964

Self-pay	17,908,742	16,686,799	17,908,742	16,686,799
Paid promotional	3,984,082	3,504,165	3,984,082	3,504,165

Ending subscribers	21,892,824	20,190,964	21,892,824	20,190,964

Self-pay	374,432	350,980	1,221,943	982,867
Paid promotional	168,534	(22,191)	479,917	435,339

Net additions	542,966	328,789	1,701,860	1,418,206

Daily weighted average number of subscribers	21,542,690	19,990,447	20,903,908	19,385,055

Average self-pay monthly churn	1.9%	1.9%	1.9%	1.9%

New vehicle consumer conversion rate	44%	45%	45%	46%

See accompanying glossary of terms.

          Subscribers. The improvement in the twelve months ended December 31, 2011 was due to the 12% increase in gross subscriber additions, primarily resulting from an increase in U.S. light vehicle sales, new vehicle penetration, and returning subscriber activations, including those from previously owned vehicles. This increase in gross additions was partially offset by the 10% increase in deactivations, which was primarily due to an increase in paid promotional trial volumes along with growth in the subscriber base.

          Average Self-pay Monthly Churn remained flat at 1.9% for all periods presented. The consistent churn rate exhibits stability in the continued demand for and satisfaction with our service from existing subscribers.

          New Vehicle Consumer Conversion Rate. The decrease in the twelve months ended December 31, 2011 was primarily due to the changing mix of sales among OEMs and operational issues impacting the timing of the receipt of customer information and prompt marketing communications with buyers and lessees of vehicles.

          Metrics.

          The following table contains our key operating metrics based on our unaudited adjusted results of operations for the three and twelve months ended December 31, 2011 and 2010, respectively:

	Unaudited Adjusted

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

(in thousands, except for per subscriber amounts)	2011	2010	2011	2010

ARPU	$11.61	$11.80	$11.58	$11.73
SAC, per gross subscriber addition	$55	$58	$55	$59
Customer service and billing expenses, per average subscriber	$1.03	$1.11	$1.03	$1.03
Free cash flow	$191,806	$167,355	$415,742	$210,481
Adjusted total revenue	$785,696	$740,239	$3,025,434	$2,838,898
Adjusted EBITDA	$167,277	$144,493	$731,018	$626,288

See accompanying glossary of terms.

          ARPU decreased in the twelve months ended December 31, 2011. The decrease of $0.15 was driven primarily by an increase in subscription discounts offered through customer acquisition and retention programs and the decrease in the U.S. Music Royalty Fee, partially offset by an increase in sales of our premium services, including Premier packages, data services and Internet subscriptions.

          SAC, Per Gross Subscriber Addition, decreased in the twelve months ended December 31, 2011 primarily due to lower per radio subsidy rates for certain OEMs and growth in subscriber reactivations and royalties from radio manufacturers compared to the twelve months ended December 31, 2010.

          Customer Service and Billing Expenses, Per Average Subscriber, remained flat in the twelve months ended December 31, 2011, as a result of lower operating costs offset by higher call volume, handle time per call, increased agent rates and personnel costs associated with the 8% growth in daily weighted average subscribers.

          Free Cash Flow for the twelve months ended December 31, 2011 increased principally as a result of improvements in adjusted EBITDA and decreases in capital expenditures. Net cash provided by operating activities increased $31 million to $544 million for the year ended December 31, 2011 compared to the $513 million provided by operations for the year ended December 31, 2010. Capital expenditures for property and equipment for the year ended December 31, 2011 decreased $175 million to $137 million compared to $312 million for the year ended December 31, 2010. The increase in net cash provided by operating activities was primarily the result of improved operating performance driving higher adjusted EBITDA, cash received from the merger of Sirius Canada and Canadian Satellite Radio, higher collections from subscribers and distributors, and the repayment in the first quarter of 2010 of liabilities deferred in 2009. The decrease in capital expenditures for the year ended December 31, 2011 was primarily the result of decreased satellite construction and launch expenditures due to the launch in 2010 of our XM-5 satellite. The increase in restricted and other investment activities was driven by the return of capital resulting from the merger of Sirius Canada and Canadian Satellite Radio, partially offset by proceeds from the sale of investment securities in the year ended December 31, 2010.

          Adjusted Total Revenue. Set forth below are our adjusted total revenue for the three and twelve months ended December 31, 2011 and 2010, respectively. Our adjusted total revenue includes the recognition of deferred subscriber revenues acquired in the merger between SIRIUS and XM (the “Merger”) that are not recognized in our results under purchase price accounting and the elimination of the benefit in earnings from deferred revenue associated with our investment in XM Canada acquired in the Merger.

	Unaudited Adjusted

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

(in thousands)	2011	2010	2011	2010

Revenue:
Subscriber revenue (GAAP)	$672,498	$620,916	$2,595,414	$2,414,174
Advertising revenue, net of agency fees (GAAP)	20,077	18,221	73,672	64,517
Equipment revenue (GAAP)	22,658	20,730	71,051	71,355
Other revenue (GAAP)	68,505	76,032	274,387	266,946

Total revenue (GAAP)	783,738	735,899	3,014,524	2,816,992
Purchase price accounting adjustments:
Subscriber revenue	145	2,527	3,659	14,655
Other revenue	1,813	1,813	7,251	7,251

Adjusted total revenue	$785,696	$740,239	$3,025,434	$2,838,898

For the twelve months ended December 31, 2011, the increase in subscriber revenue was primarily attributable to an increase of 8% in daily weighted average subscribers and an increase in sales of premium services, including Premier packages, data services and Internet subscriptions, partially offset by the impact of subscription discounts offered through customer acquisition and retention programs. The increase in advertising revenue was primarily due to greater demand for audio advertising resulting in increases in the number of advertising spots sold as well as the rate charged per spot. The decrease in equipment revenue was primarily due to a reduction in aftermarket hardware subsidies earned, partially offset by increased royalties from higher OEM production. The increase in other revenue was due to increased royalty revenue from Sirius XM Canada, which was partially offset by a reduction in 2010 to the U.S. Music Royalty Fee charged on primary subscriptions.

          Adjusted EBITDA. EBITDA is defined as net income before interest and investment income (loss); interest expense, net of amounts capitalized; income tax expense and depreciation and amortization. Adjusted EBITDA removes the impact of other income and expense, losses on extinguishment of debt as well as certain other charges, such as goodwill impairment; restructuring, impairments and related costs; certain purchase price accounting adjustments and share-based payment expense.

	Unaudited Adjusted

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

(in thousands)	2011	2010	2011	2010

Total revenue	$785,696	$740,239	$3,025,434	$2,838,898
Operating expenses:
Revenue share and royalties	164,017	143,539	598,090	543,377
Programming and content	81,427	89,939	324,194	353,213
Customer service and billing	66,627	66,446	258,235	239,754
Satellite and transmission	17,852	20,075	73,537	78,720
Cost of equipment	13,201	13,095	33,095	35,281
Subscriber acquisition costs	138,175	127,879	519,973	492,480
Sales and marketing	70,036	60,782	229,813	220,014
Engineering, design and development	12,743	9,739	48,615	40,042
General and administrative	54,341	64,252	208,864	209,729

Total operating expenses	618,419	595,746	2,294,416	2,212,610

Adjusted EBITDA	$167,277	$144,493	$731,018	$626,288

For the twelve months ended December 31, 2011, the increase was primarily due to an increase of 7%, or $187 million, in adjusted revenues, partially offset by an increase of 4%, or $82 million, in expenses included in adjusted EBITDA. The increase in adjusted revenues was primarily due to the increase in our subscriber base. The increase in expenses was primarily driven by higher revenue share and royalties expenses associated with growth in revenues, increased customer service and billing expenses associated with subscriber growth and higher subscriber acquisition costs related to the 12% increase in gross additions, partially offset by lower programming and content costs.

SIRIUS XM RADIO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Actual

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

(in thousands, except per share data)
	2011	2010	2011	2010

	(Unaudited)	(Unaudited)
Revenue:
Subscriber revenue	$672,498	$620,916	$2,595,414	$2,414,174
Advertising revenue, net of agency fees	20,077	18,221	73,672	64,517
Equipment revenue	22,658	20,730	71,051	71,355
Other revenue	68,505	76,032	274,387	266,946

Total revenue	783,738	735,899	3,014,524	2,816,992
Operating expenses:
Cost of services:
Revenue share and royalties	130,436	114,843	471,149	435,410
Programming and content	70,367	77,318	281,234	305,914
Customer service and billing	67,052	66,441	259,719	241,680
Satellite and transmission	18,663	20,002	75,902	80,947
Cost of equipment	13,201	13,095	33,095	35,281
Subscriber acquisition costs	116,771	107,295	434,482	413,041
Sales and marketing	68,302	58,640	222,773	215,454
Engineering, design and development	14,186	10,181	53,435	45,390
General and administrative	63,270	70,036	238,738	240,970
Depreciation and amortization	67,015	66,747	267,880	273,691
Restructuring, impairments and related costs	—	59,730	—	63,800

Total operating expenses	629,263	664,328	2,338,407	2,351,578

Income from operations	154,475	71,571	676,117	465,414
Other income (expense):
Interest expense, net of amounts capitalized	(75,208)	(72,414)	(304,938)	(295,643)
Loss on extinguishment of debt and credit facilities, net	—	(85,426)	(7,206)	(120,120)
Interest and investment (loss) income	(4,620)	1,822	73,970	(5,375)
Other income	1,017	1,563	3,252	3,399

Total other expense	(78,811)	(154,455)	(234,922)	(417,739)

Income (loss) before income taxes	75,664	(82,884)	441,195	47,675
Income tax (expense) benefit	(4,328)	1,440	(14,234)	(4,620)

Net income (loss)	71,336	(81,444)	426,961	43,055

Net income (loss) per common share:
Basic	$0.02	$(0.02)	$0.11	$0.01

Diluted	$0.01	$(0.02)	$0.07	$0.01

Weighted average common shares outstanding:
Basic	3,751,423	3,725,500	3,744,606	3,693,259

Diluted	6,501,014	3,725,500	6,500,822	6,391,071

SIRIUS XM RADIO INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,

	2011	2010

(in thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$773,990	$586,691
Accounts receivable, net	101,705	121,658
Receivables from distributors	84,817	67,576
Inventory, net	36,711	21,918
Prepaid expenses	125,967	134,994
Related party current assets	14,702	6,719
Deferred tax asset	132,727	44,787
Other current assets	6,335	7,432

Total current assets	1,276,954	991,775
Property and equipment, net	1,673,919	1,761,274
Long-term restricted investments	3,973	3,396
Deferred financing fees, net	42,046	54,135
Intangible assets, net	2,573,638	2,632,688
Goodwill	1,834,856	1,834,856
Related party long-term assets	54,953	33,475
Other long-term assets	35,657	71,487

Total assets	$7,495,996	$7,383,086

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$543,193	$593,174
Accrued interest	70,405	72,453
Current portion of deferred revenue	1,333,965	1,201,346
Current portion of deferred credit on executory contracts	284,108	271,076
Current maturities of long-term debt	1,623	195,815
Related party current liabilities	14,302	15,845

Total current liabilities	2,247,596	2,349,709
Deferred revenue	198,135	273,973
Deferred credit on executory contracts	218,199	508,012
Long-term debt	2,683,563	2,695,856
Long-term related party debt	328,788	325,907
Deferred tax liability	1,011,084	914,637
Related party long-term liabilities	21,741	24,517
Other long-term liabilities	82,745	82,839

Total liabilities	6,791,851	7,175,450

Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001; 50,000,000 authorized at December 31, 2011 and 2010:
Series A convertible preferred stock; no shares issued and outstanding at December 31, 2011 and 2010	—	—
Convertible perpetual preferred stock, series B-1 (liquidation preference of $0.001 per share at December 31, 2011 and 2010); 12,500,000 shares issued and outstanding at December 31, 2011 and 2010	13	13
Convertible preferred stock, series C junior; no shares issued and outstanding at December 31, 2011 and 2010	—	—
Common stock, par value $0.001; 9,000,000,000 shares authorized at December 31, 2011 and 2010; 3,753,201,929 and 3,933,195,112 shares issued and outstanding at December 31, 2011 and 2010, respectively	3,753	3,933
Accumulated other comprehensive income (loss), net of tax	71	(5,861)
Additional paid-in capital	10,484,400	10,420,604
Accumulated deficit	(9,784,092)	(10,211,053)

Total stockholders’ equity	704,145	207,636

Total liabilities and stockholders’ equity	$7,495,996	$7,383,086

SIRIUS XM RADIO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,

(in thousands)	2011	2010

Cash flows from operating activities:
Net income	$426,961	$43,055
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	267,880	273,691
Non-cash interest expense, net of amortization of premium	39,515	42,841
Provision for doubtful accounts	33,164	32,379
Restructuring, impairments and related costs	—	66,731
Amortization of deferred income related to equity method investment	(2,776)	(2,776)
Loss on extinguishment of debt and credit facilities, net	7,206	120,120
Gain on merger of unconsolidated entities	(75,768)	—
Loss on unconsolidated entity investments, net	6,520	11,722
Loss on disposal of assets	269	1,017
Share-based payment expense	53,190	60,437
Deferred income taxes	8,264	2,308
Other non-cash purchase price adjustments	(275,338)	(250,727)
Distribution from investments in unconsolidated entity	4,849	—
Changes in operating assets and liabilities:
Accounts receivable	(13,211)	(39,236)
Receivables from distributors	(17,241)	(11,023)
Inventory	(14,793)	(5,725)
Related party assets	30,036	(9,803)
Prepaid expenses and other current assets	8,525	75,374
Other long-term assets	36,490	17,671
Accounts payable and accrued expenses	(32,010)	5,420
Accrued interest	(2,048)	(884)
Deferred revenue	55,336	133,444
Related party liabilities	(1,542)	(53,413)
Other long-term liabilities	152	272

Net cash provided by operating activities	543,630	512,895

Cash flows from investing activities:
Additions to property and equipment	(137,429)	(311,868)
Purchase of restricted and other investments	(826)	—
Sale of restricted and other investments	—	9,454
Release of restricted investments	250	—
Return of capital from investment in unconsolidated entity	10,117	—

Net cash used in investing activities	(127,888)	(302,414)

Cash flows from financing activities:
Proceeds from exercise of warrants and stock options	11,553	10,839
Long-term borrowings, net of costs	—	1,274,707
Related party long-term borrowings, net of costs	—	196,118
Payment of premiums on redemption of debt	(5,020)	(84,326)
Repayment of long-term borrowings	(234,976)	(1,262,396)
Repayment of related party long-term borrowings	—	(142,221)

Net cash used in financing activities	(228,443)	(7,279)

Net increase in cash and cash equivalents	187,299	203,202
Cash and cash equivalents at beginning of period	586,691	383,489

Cash and cash equivalents at end of period	$773,990	$586,691

Glossary

Adjusted EBITDA - EBITDA is defined as net income before interest and investment income (loss); interest expense, net of amounts capitalized; income tax expense and depreciation and amortization. We adjust EBITDA to remove the impact of other income and expense, loss on extinguishment of debt as well as certain other charges discussed below. This measure is one of the primary Non-GAAP financial measures on which we (i) evaluate the performance of our businesses, (ii) base our internal budgets and (iii) compensate management. Adjusted EBITDA is a Non-GAAP financial performance measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the Merger, (ii) goodwill impairment, (iii) restructuring, impairments, and related costs, (iv) depreciation and amortization and (v) share-based payment expense. The purchase price accounting adjustments include: (i) the elimination of deferred revenue associated with the investment in XM Canada, (ii) recognition of deferred subscriber revenues not recognized in purchase price accounting, and (iii) elimination of the benefit of deferred credits on executory contracts, which are primarily attributable to third party arrangements with an OEM and programming providers. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our physical plant, capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our results and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use current and projected adjusted EBITDA to estimate our current and prospective enterprise value and to make investment decisions. Because we fund and build-out our satellite radio system through the periodic raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation expense. The exclusion of depreciation and amortization expense is useful given significant variation in depreciation and amortization expense that can result from the potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. We believe the exclusion of restructuring, impairments and related costs is useful given the nature of these expenses. We also believe the exclusion of share-based payment expense is useful given the significant variation in expense that can result from changes in the fair value as determined using the Black-Scholes-Merton model which varies based on assumptions used for the expected life, expected stock price volatility and risk-free interest rates.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statement of operations of certain expenses, including share-based payment expense and certain purchase price accounting for the Merger. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure. Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our consolidated statements of operations. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows (in thousands):

	Unaudited

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

	2011	2010	2011	2010

Net income (loss) (GAAP):	$71,336	$(81,444)	$426,961	$43,055
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,958	4,340	10,910	21,906
Operating expenses	(71,785)	(67,928)	(277,258)	(261,832)
Share-based payment expense, net of purchase price accounting adjustments (GAAP)	15,614	10,033	53,369	63,309
Depreciation and amortization (GAAP)	67,015	66,747	267,880	273,691
Restructuring, impairments and related costs (GAAP)	—	59,730	—	63,800
Interest expense, net of amounts capitalized (GAAP)	75,208	72,414	304,938	295,643
Loss on extinguishment of debt and credit facilities, net (GAAP)	—	85,426	7,206	120,120
Interest and investment loss (income) (GAAP)	4,620	(1,822)	(73,970)	5,375
Other (income) (GAAP)	(1,017)	(1,563)	(3,252)	(3,399)
Income tax expense (GAAP)	4,328	(1,440)	14,234	4,620

Adjusted EBITDA	$167,277	$144,493	$731,018	$626,288

Adjusted Revenues and Operating Expenses – We define this Non-GAAP financial measure as our actual revenues and operating expenses adjusted to exclude the impact of certain purchase price accounting adjustments and share-based payment expense. We use this Non-GAAP financial measure to manage our business, set operational goals and as a basis for determining performance-based compensation for our employees. The following tables reconcile our actual revenues and operating expenses to our adjusted revenues and operating expenses for the three and twelve months ended December 31, 2011 and 2010:

	Unaudited For the Three Months Ended December 31, 2011

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue	$672,498	$145	$—	$672,643
Advertising revenue, net of agency fees	20,077	—	—	20,077
Equipment revenue	22,658	—	—	22,658
Other revenue	68,505	1,813	—	70,318

Total revenue	$783,738	$1,958	$—	$785,696

Operating expenses
Cost of services:
Revenue share and royalties	130,436	33,581	—	164,017
Programming and content	70,367	12,527	(1,467)	81,427
Customer service and billing	67,052	—	(425)	66,627
Satellite and transmission	18,663	—	(811)	17,852
Cost of equipment	13,201	—	—	13,201
Subscriber acquisition costs	116,771	21,404	—	138,175
Sales and marketing	68,302	4,273	(2,539)	70,036
Engineering, design and development	14,186	—	(1,443)	12,743
General and administrative	63,270	—	(8,929)	54,341
Depreciation and amortization (a)	67,015	—	—	67,015
Restructuring, impairments and related costs	—	—	—	—
Share-based payment expense (b)	—	—	15,614	15,614

Total operating expenses	$629,263	$71,785	$—	$701,048

(a) Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the three months ended December 31, 2011 was $14,000.

(b) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$1,467	$—	$—	$1,467
Customer service and billing	425	—	—	425
Satellite and transmission	811	—	—	811
Sales and marketing	2,539	—	—	2,539
Engineering, design and development	1,443	—	—	1,443
General and administrative	8,929	—	—	8,929

Total share-based payment expense	$15,614	$—	$—	$15,614

	Unaudited For the Three Months Ended December 31, 2010

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue	$620,916	$2,527	$—	$623,443
Advertising revenue, net of agency fees	18,221	—	—	18,221
Equipment revenue	20,730	—	—	20,730
Other revenue	76,032	1,813	—	77,845

Total revenue	$735,899	$4,340	$—	$740,239

Operating expenses
Cost of services:
Revenue share and royalties	114,843	28,696	—	143,539
Programming and content	77,318	14,762	(2,141)	89,939
Customer service and billing	66,441	55	(50)	66,446
Satellite and transmission	20,002	273	(200)	20,075
Cost of equipment	13,095	—	—	13,095
Subscriber acquisition costs	107,295	20,584	—	127,879
Sales and marketing	58,640	3,290	(1,148)	60,782
Engineering, design and development	10,181	93	(535)	9,739
General and administrative	70,036	175	(5,959)	64,252
Depreciation and amortization (a)	66,747	—	—	66,747
Restructuring, impairments and related costs	59,730	—	—	59,730
Share-based payment expense (b)	—	—	10,033	10,033

Total operating expenses	$664,328	$67,928	$—	$732,256

(a) Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the three months ended December 31, 2010 was $16,000.

(b) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$2,059	$82	$—	$2,141
Customer service and billing	(5)	55	—	50
Satellite and transmission	148	52	—	200
Sales and marketing	1,066	82	—	1,148
Engineering, design and development	442	93	—	535
General and administrative	5,784	175	—	5,959

Total share-based payment expense	$9,494	$539	$—	$10,033

	Unaudited For the Year Ended December 31, 2011

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue	$2,595,414	$3,659	$—	$2,599,073
Advertising revenue, net of agency fees	73,672	—	—	73,672
Equipment revenue	71,051	—	—	71,051
Other revenue	274,387	7,251	—	281,638

Total revenue	$3,014,524	$10,910	$—	$3,025,434

Operating expenses
Cost of services:
Revenue share and royalties	471,149	126,941	—	598,090
Programming and content	281,234	49,172	(6,212)	324,194
Customer service and billing	259,719	18	(1,502)	258,235
Satellite and transmission	75,902	313	(2,678)	73,537
Cost of equipment	33,095	—	—	33,095
Subscriber acquisition costs	434,482	85,491	—	519,973
Sales and marketing	222,773	15,233	(8,193)	229,813
Engineering, design and development	53,435	31	(4,851)	48,615
General and administrative	238,738	59	(29,933)	208,864
Depreciation and amortization (a)	267,880	—	—	267,880
Restructuring, impairments and related costs	—	—	—	—
Share-based payment expense (b)	—	—	53,369	53,369

Total operating expenses	$2,338,407	$277,258	$—	$2,615,665

(a) Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the year ended December 31, 2011 was $59,000.

(b) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$6,185	$27	$—	$6,212
Customer service and billing	1,484	18	—	1,502
Satellite and transmission	2,659	19	—	2,678
Sales and marketing	8,166	27	—	8,193
Engineering, design and development	4,820	31	—	4,851
General and administrative	29,874	59	—	29,933

Total share-based payment expense	$53,188	$181	$—	$53,369

	Unaudited For the Year Ended December 31, 2010

(in thousands)	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Adjusted

Revenue:
Subscriber revenue	$2,414,174	$14,655	$—	$2,428,829
Advertising revenue, net of agency fees	64,517	—	—	64,517
Equipment revenue	71,355	—	—	71,355
Other revenue	266,946	7,251	—	274,197

Total revenue	$2,816,992	$21,906	$—	$2,838,898

Operating expenses
Cost of services:
Revenue share and royalties	435,410	107,967	—	543,377
Programming and content	305,914	57,566	(10,267)	353,213
Customer service and billing	241,680	281	(2,207)	239,754
Satellite and transmission	80,947	1,170	(3,397)	78,720
Cost of equipment	35,281	—	—	35,281
Subscriber acquisition costs	413,041	79,439	—	492,480
Sales and marketing	215,454	13,983	(9,423)	220,014
Engineering, design and development	45,390	520	(5,868)	40,042
General and administrative	240,970	906	(32,147)	209,729
Depreciation and amortization (a)	273,691	—	—	273,691
Restructuring, impairments and related costs	63,800	—	—	63,800
Share-based payment expense (b)	—	—	63,309	63,309

Total operating expenses	$2,351,578	$261,832	$—	$2,613,410

(a) Purchase price accounting adjustments included above exclude the incremental depreciation and amortization associated with the $785,000 stepped up basis in property, equipment and intangible assets as a result of the Merger. The increased depreciation and amortization for the year ended December 31, 2010 was $68,000.

(b) Amounts related to share-based payment expense included in operating expenses were as follows:

Programming and content	$9,817	$450	$—	$10,267
Customer service and billing	1,926	281	—	2,207
Satellite and transmission	3,109	288	—	3,397
Sales and marketing	8,996	427	—	9,423
Engineering, design and development	5,348	520	—	5,868
General and administrative	31,241	906	—	32,147

Total share-based payment expense	$60,437	$2,872	$—	$63,309

ARPU - is derived from total earned subscriber revenue, net advertising revenue and other subscription-related revenue, net of purchase price accounting adjustments, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Other subscription-related revenue includes the U.S. Music Royalty Fee, which was initially charged to subscribers in the third quarter of 2009. Purchase price accounting adjustments include the recognition of deferred subscriber revenues not recognized in purchase price accounting associated with the Merger. ARPU is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

	2011	2010	2011	2010

Subscriber revenue (GAAP)	$672,497	$620,916	$2,595,414	$2,414,174
Net advertising revenue (GAAP)	20,077	18,221	73,672	64,517
Other subscription-related revenue (GAAP)	57,561	65,953	231,902	234,148
Purchase price accounting adjustments	145	2,527	3,659	14,655

	$750,280	$707,617	$2,904,647	$2,727,494

Daily weighted average number of subscribers	21,542,690	19,990,447	20,903,908	19,385,055

ARPU	$11.61	$11.80	$11.58	$11.73

Average self-pay monthly churn – is defined as the monthly average of self-pay deactivations for the period divided by the average number of self-pay subscribers for the period. Average self-pay churn for the year is the average of the quarterly average self-pay churn.

Customer service and billing expenses, per average subscriber - is derived from total customer service and billing expenses, excluding share-based payment expense and purchase price accounting adjustments associated with the Merger, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. We believe the exclusion of share-based payment expense in our calculation of customer service and billing expenses, per average subscriber, is useful given the significant variation in expense that can result from changes in the fair market value of our common stock, the effect of which is unrelated to the operational conditions that give rise to variations in the components of our customer service and billing expenses. Purchase price accounting adjustments associated with the Merger include the elimination of the benefit associated with incremental share-based payment arrangements recognized at the Merger date. Customer service and billing expenses, per average subscriber, is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

	2011	2010	2011	2010

Customer service and billing expenses (GAAP)	$67,052	$66,441	$259,719	$241,680
Less: share-based payment expense, net of purchase price accounting adjustments (GAAP)	(425)	(50)	(1,502)	(2,207)
Add: purchase price accounting adjustments	—	55	18	281

	$66,627	$66,446	$258,235	$239,754

Daily weighted average number of subscribers	21,542,690	19,990,447	20,903,908	19,385,055

Customer service and billing expenses, per average subscriber	$1.03	$1.11	$1.03	$1.03

Free cash flow - is derived from cash flow provided by operating activities, capital expenditures and restricted and other investment activity. Free cash flow is calculated as follows (in thousands):

	Unaudited

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

	2011	2010	2011	2010

Net cash provided by operating activities	$214,996	$221,849	$543,630	$512,895
Additions to property and equipment	(22,364)	(54,494)	(137,429)	(311,868)
Restricted and other investment activity	(826)	—	9,541	9,454

Free cash flow	$191,806	$167,355	$415,742	$210,481

New vehicle consumer conversion rate – is defined as the percentage of owners and lessees of new vehicles that receive our service and convert to become self-paying subscribers after the initial promotion period. At the time satellite radio enabled vehicles are sold or leased, the owners or lessees generally receive trial subscriptions ranging from three to twelve months. Promotional periods generally include the period of trial service plus 30 days to handle the receipt and processing of payments. We measure conversion rate three months after the period in which the trial service ends.

Subscriber acquisition cost, per gross subscriber addition - or SAC, per gross subscriber addition, is derived from subscriber acquisition costs and margins from the direct sale of radios and accessories, excluding share-based payment expense and purchase price accounting adjustments, divided by the number of gross subscriber additions for the period. Purchase price accounting adjustments associated with the Merger include the elimination of the benefit of amortization of deferred credits on executory contracts recognized at the Merger date attributable to an OEM. SAC, per gross subscriber addition, is calculated as follows (in thousands, except for subscriber and per subscriber amounts):

	Unaudited

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

	2011	2010	2011	2010

Subscriber acquisition costs (GAAP)	$116,771	$107,295	$434,482	$413,041
Less: margin from direct sales of radios and accessories (GAAP)	(9,457)	(7,635)	(37,956)	(36,074)
Add: purchase price accounting adjustments	21,404	20,584	85,491	79,439

	$128,718	$120,244	$482,017	$456,406

Gross subscriber additions	2,326,174	2,075,418	8,696,020	7,768,827

SAC, per gross subscriber addition	$55	$58	$55	$59

####

About Sirius XM Radio
Sirius XM Radio is America’s satellite radio company. SiriusXM broadcasts more than 135 satellite radio channels of commercial-free music, and premier sports, news, talk, entertainment, traffic, weather, and data services to over 21 million subscribers. SiriusXM offers an array of content from many of the biggest names in entertainment, as well as from professional sports leagues, major colleges, and national news and talk providers.

SiriusXM programming is available on more than 800 devices, including pre-installed and after-market radios in cars, trucks, boats and aircraft, smartphones and mobile devices, and consumer electronics products for homes and offices. SiriusXM programming is also available at siriusxm.com, and on Apple, BlackBerry and Android-powered mobile devices.

SiriusXM has arrangements with every major automaker and its radio products are available for sale at shop.siriusxm.com as well as retail locations nationwide.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: our competitive position versus other forms of audio and video entertainment; our ability to retain subscribers and maintain our average monthly revenue per subscriber; our dependence upon automakers and other third parties; potential economic recessionary trends and uncertain economic outlook; our substantial indebtedness; and the useful life of our satellites, which, in most cases, are not insured. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2010, which is filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

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E - SIRI

Contact Information for Investors and Financial Media:

Investors:

Hooper Stevens
212 901 6718
hooper.stevens@siriusxm.com

Media:

Patrick Reilly
212 901 6646
patrick.reilly@siriusxm.com